Prospectus Supplement No. 1 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168966
Prospectus Supplement No. 1 dated January 24, 2013
 (To Prospectus dated October 21, 2011)

9,893,180 SHARES OF COMMON STOCK

This prospectus supplement no. 1 amends and supplements that certain prospectus dated October 21, 2011 (the "Prospectus") relating to the resale of up to 9,893,180 shares of common stock, par value $0.001, of Raptor Pharmaceutical Corp., a Delaware corporation (the "Company"), including shares issuable upon the exercise of warrants to purchase the Company's common stock, by the selling stockholders identified in the Prospectus.

This prospectus supplement no. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus. This prospectus supplement no. 1 is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement no. 1 updates and supersedes the information contained in the Prospectus, including any supplements or amendments thereto.

INVESTING IN THE COMPANY'S COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS AND IN ANY DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMPANY'S COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 1.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 24, 2013.

SELLING STOCKHOLDERS

Effective as of September 16, 2011, Cummings Bay Capital, LP transferred its warrants exercisable for shares of our common stock held by them to Cummings Bay Healthcare Master Fund, L.P. Cummings Bay Capital, LP is named a selling stockholder in the Prospectus.

On March 1, 2012, Epworth – Ayer Capital, Ayer Capital Partners Kestrel Fund, LP and Ayer Capital Partners Master Fund, L.P. transferred the warrants exercisable for shares of our common stock held by them to Biomedical Value Fund, LP, Biomedical Institutional Value Fund and Biomedical Offshore Value Fund, Ltd. Epworth – Ayer Capital, Ayer Capital Partners Kestrel Fund, LP and Ayer Capital Partners Master Fund, L.P. are all named selling stockholders in the Prospectus.

Effective as of October 4, 2012, Deerfield Special Situations Fund, LP and Deerfield Special Situations Fund International, Limited, named selling stockholders in the Prospectus, transferred a portion of the warrants held by each of them to OTA LLC.

On October 5, 2012, Deerfield Special Situations Fund International, Limited, a named selling stockholder in the Prospectus, transferred its warrants held to Deerfield Special Situations International Master Fund, L.P.

The information in the table appearing under the heading "Selling Stockholders" beginning on page 8 of the Prospectus is hereby amended by adding the information below with respect to persons not previously listed in the Prospectus or in any amendments or supplements thereto, by deleting the Epworth – Ayer Capital, Ayer Capital Partners Kestrel Fund, LP, Ayer Capital Partners Master Fund, L.P. and Deerfield Special Situations International, Limited items and by superseding the information with respect to persons listed in the Prospectus or in any amendments or supplements thereto that are listed below:

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Shares Sold in the Offering	Shares Issuable Upon Exercise of Warrants Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Outstanding Shares Beneficially Owned After the Offering (1)
Cummings Bay Healthcare Master Fund, L.P.	40,000	**	0	40,000	0	**
Biomedical Value Fund, LP	224,065	**	0	224,065	0	**
Biomedical Institutional Value Fund, L.P.	54,959	**	0	54,959	0	**
Biomedical Offshore Value Fund, Ltd	143,740	**	0	143,740	0	**
OTA LLC	200,000	**	0	150,000	50,000	**
Deerfield Special Situations Fund, LP (3)	383,406	**	59,630	323,776	0	**
Deerfield Special Situations International Master Fund, L.P. (3)	683,793	1.3%	106,349	577,444	0	**

**           Less than one percent
(1) Assumes all of the shares of common stock offered are sold. Based on 52,424,649 shares outstanding as of December 31, 2012.
(2)       Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)      In connection with the 2010 Private Placement, Deerfield Special Situations Fund, LP and Deerfield Special Situations Fund International, Limited were issued warrants to purchase up to an aggregate of 1,951,220 shares of common stock.  Deerfield Special Situations Fund International, Limited subsequently transferred its warrants to Deerfield Special Situations International Master Fund, L.P. (or collectively, with Deerfield Special Situations Fund, LP and Deerfield Special Situations Fund International, Limited, the "Deerfield Funds") The Deerfield Funds are affiliated with Deerfield Management Company, LP.   The warrants issued to the Deerfield Funds in the 2010 Private Placement are exercisable only to the extent that the number of shares beneficially held by the entities affiliated with Deerfield Management Company, L.P. does not exceed 9.999% of the outstanding stock of the Company.  The principal business address of each of the Deerfield Funds is 780 Third Avenue, 37th Floor, New York, NY 10017.